UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12

MEI Pharma, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 17, 2023, MEI Pharma, Inc. issued a press release. A copy of the press release is set forth

MEI Pharma Recommends Stockholders Not to Consent

Files Definitive Consent Revocation Statement

Mails Letter to Stockholders Highlighting the Path to Realizing the Full Value of Their MEI Investment

Urges Stockholders Not to be Misled by Anson Advisors and Cable Car Capital and Not to Consent to Their Agenda

SAN DIEGO, October 17, 2023 – MEI Pharma, Inc. (NASDAQ: MEIP) (the “Company”) today announced that it has filed a definitive consent revocation statement with the U.S. Securities and Exchange Commission (“SEC”) on October 17, 2023 in connection with the consent solicitation initiated by Anson Advisors and Cable Car Capital to remove the entire MEI Board of Directors.

MEI recommends that stockholders disregard any Anson and Cable Car consent solicitation materials they may receive and protect their investment in MEI by signing and returning the Company’s GOLD consent revocation card, which they will soon receive by mail.

In connection with the filling, MEI today mailed the following letter to stockholders:

Dear MEI Stockholders,

I am personally reaching out so you can hear directly from me about where MEI stands today, the opportunity ahead of us and what it can mean for our stockholders and for patients.

Firstly, our driving purpose and mission are clear: to improve outcomes for patients with cancer through our efforts to develop novel, best-in-class therapies. By doing so, we can potentially deliver improved therapeutic options to patients and create the most value for stockholders.

I’ve worked in the life sciences industry for more than 20 years, and I’ve learned that it is critical for companies to assess their drug development efforts with a very high bar in order to ensure effective risk management and sound capital allocation decisions. Programs on the path toward FDA approval need to be based on a strong scientific thesis, demonstrate meaningful and actionable data at every phase of development, address a clear medical need among patients and present an appropriate commercial opportunity. In addition, the decision to invest further time and money in a program needs to be carefully re-evaluated at every step of the way.

One of the reasons I took on the role of CEO at MEI is I know that the Company’s Board of Directors has the same high standards and willingness to regularly re-evaluate our programs and our capital allocation priorities.

Today, MEI is advancing two promising clinical-stage programs, voruciclib and ME-344, which have met or exceeded our very high standards to date. Both programs are supported by nonclinical and early clinical data showing potential anti-tumor activity and mechanistic proof-of-concept for the combinations being evaluated, and if successful, would meet important medical needs among patients with a variety of cancers, presenting meaningful commercial opportunities. Importantly, both programs have generated strong engagement among our clinical investigators.

Our Board is closely monitoring the progress of these programs and regularly evaluates our capital allocation priorities to ensure we are maximizing our capacity to deliver the highest stockholder returns. In light of the data we’ve seen to date, our Board believes that pursuing these programs and generating the data from our ongoing clinical studies – which is anticipated in the first half of 2024 – represents the greatest opportunity to create stockholder value. At the same time, the Board is fully committed to the view that if the data does not meet our high standards, we will re-evaluate the continuation of each program and our capital allocation priorities.

I strongly believe that this prudent approach of waiting to “turn over the cards” before making a decision – to stay the course or chart a new one – is the best path forward for stockholders in order to realize the full potential of their MEI investment.

Unfortunately, a group led by the hedge funds Anson Advisors Inc. and Cable Car Capital LLC is seeking to deprive stockholders of that opportunity. They are pursuing a single, self-interested agenda: to take control of the Company and obtain MEI’s cash without paying a premium to stockholders. In doing so, they give no consideration to the opportunity cost to MEI’s development programs, other MEI stockholders or the patients the investigative drug candidates would potentially save.

To achieve their goals, Anson and Cable Car previously attempted to acquire the Company through a low-ball offer that a leading proxy advisor firm described as “opportunistic.” They have now initiated a series of consent solicitations to remove the entire MEI Board and have started a proxy fight to add their director nominees to the Board. If they are successful, they would achieve their goal in taking control of the Company without paying a premium to all stockholders to do so. As part of the consent solicitation, Anson and Cable Car have included a proposal recommending that the Company be stripped of its cash, prior to having the opportunity to fully evaluate the near-term expected data in each of our development programs, through an immediate distribution to stockholders.

In an effort to find a resolution that would enable us to avoid a costly and distracting public fight, our Board has presented what we believe is a reasonable settlement offer that would be in the interest of MEI stockholders – an offer that Anson and Cable Car have rejected. Instead, Anson and Cable Car have insisted on pursuing immediate cash distributions that would be tantamount to a liquidation of the Company, leaving MEI unable to obtain the near-term clinical data expected to enable the Company and the Board to properly evaluate our programs and pursue appropriate value realization opportunities.

Do not be misled by the solicitations made by these short-term, opportunistic hedge funds. They are seeking the Company’s cash now in a manner that will impact potential value for all stockholders, as well as cripple our governance and prevent our programs from reaching near-term value inflections points.

We encourage you to protect your investment in MEI and your ability to realize the value of our promising programs by signing and returning MEI’s GOLD Consent Revocation Card and disregarding any consent solicitation materials you receive from Anson and Cable Car.

We appreciate your support and look forward to providing updates as our programs advance toward important potential value-creation inflection points in the coming months.

Sincerely,

David Urso,

CEO, MEI Pharma

Stockholders who have any questions or need assistance executing their revocation, please contact Alliance Advisors, MEI’s proxy solicitor.

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

+1 (888) 511-2635

Email: MEIP@allianceadvisors.com

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a clinical-stage pharmaceutical company committed to developing novel and differentiated cancer therapies. We build our pipeline by acquiring promising cancer agents and creating value in programs through development, strategic partnerships, out-licensing and commercialization, as appropriate. Our approach to oncology drug development is to evaluate our drug candidates in combinations with standard-of-care therapies to overcome known resistance mechanisms and address clear medical needs to provide improved patient benefit. The drug candidate pipeline includes voruciclib, an oral cyclin-dependent kinase 9 (“CDK9”) inhibitor, and ME-344, an intravenous small molecule mitochondrial inhibitor targeting the oxidative phosphorylation pathway. For more information, please visit www.meipharma.com. Follow us on X (formerly Twitter) @MEI_Pharma and on LinkedIn.

Important Information and Where to Find It:

This statement is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (the “SEC”). Nonetheless, the Company, its directors and/or its director nominees and certain of its executive officers and employees may be deemed to be participants in the solicitation of revocations of consents relating to (i) the efforts of Cable Car Capital LLC (“Cable Car Capital” and, together with its affiliates, “Cable Car”), Anson Advisors Inc. (“Anson Advisors” and, together with its affiliates, “Anson”) and certain other participants to solicit consents for the removal of all members of the Company’s Board, or (ii) proxies from the Company’s stockholders in connection with the fiscal year 2024 Annual Meeting. The Company plans to file with the SEC (i) a consent revocation statement in connection with the solicitation of consents to remove the members of the Board (the “Consent Revocation Statement”) and (ii) a proxy statement in connection with the solicitation of proxies for the fiscal year 2024 Annual Meeting (the “Fiscal 2024 Proxy Statement”).

STOCKHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT AND THE FISCAL 2024 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Consent Revocation Statement or Fiscal 2024 Proxy Statement and other materials to be filed with the SEC in connection with the consent solicitation or the fiscal year 2024 Annual Meeting. Such information can also be found in the Company’s definitive proxy statement for the fiscal year 2023 Annual Meeting of Stockholders, filed with the SEC on October 27, 2022, the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the SEC on September 26, 2023, and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. To the extent holdings of the Company’s securities have changed since the amounts shown in the definitive proxy statement for the fiscal year 2023 Annual Meeting of Stockholders, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Fiscal 2024 Proxy Statement and other relevant documents to be filed with the SEC, if and when they become available. Stockholders will be able to obtain, free of charge, copies of the Consent Revocation Statement and the Fiscal 2024 Proxy Statement (including any amendments or supplements thereto) and any other documents filed by the Company with the SEC in connection with the consent solicitation or the Fiscal 2024 Annual Meeting at the SEC’s website (www.sec.gov) or the Company’s investor website at https://www.meipharma.com/investors.

Forward-Looking Statements

Certain information contained in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding: the potential, safety, efficacy, and regulatory and clinical progress of our product candidates, including the anticipated timing for initiation of clinical trials and release of clinical trial data and our expectations surrounding potential regulatory submissions, approvals and timing thereof, our business strategy and plans; the sufficiency of our cash, cash equivalents and short-term investments to fund our operations. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to our failure to successfully commercialize our product candidates; the availability or appropriateness of utilizing the FDA’s accelerated approval pathway for our product candidates; final data from our pre-clinical studies and completed clinical trials may differ materially from reported interim data from ongoing studies and trials; costs and delays in the development and/ or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; uncertainty regarding the impact of rising inflation and the increase in interest rates as a result; potential economic downturn; activist investors; our inability to maintain or enter into, and the risks resulting from, our dependence upon collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements. Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use.

Contacts

David A. Walsey

858-369-7104

investor@meipharma.com

Joele Frank, Wilkinson Brimmer Katcher

Dan Katcher / Aaron Palash

212-355-4449

MEIP-jf@joelefrank.com